UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2015

ESB Financial Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19345	25-1659846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Lawrence Avenue, Ellwood City, Pennsylvania	16117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (724) 758-5584

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

Effective February 10, 2015, Wesbanco, Inc. (“WesBanco”) completed its previously announced merger with ESB Financial Corporation (“ESB”). Pursuant to the Agreement and Plan of Merger, dated as of October 29, 2014, by and among WesBanco, Wesbanco Bank, Inc., a wholly-owned subsidiary of WesBanco (“WesBanco Bank”), ESB and ESB Bank, a Pennsylvania state-chartered stock savings bank and a wholly-owned subsidiary of ESB (“ESB Bank”) (the “Merger Agreement”), ESB was merged with and into WesBanco, with WesBanco continuing as the surviving corporation (the “Merger”). As a result of the Merger, each outstanding share of ESB common stock, par value $0.01 (other than shares held by ESB or WesBanco), was converted into the right to receive (i) 0.502 of a share of WesBanco common stock, par value $2.0833 per share and (ii) $1.76 in cash, without interest (the “Merger Consideration”).

Immediately following the completion of the Merger, ESB Bank was merged with and into WesBanco Bank, with WesBanco Bank surviving the merger.

Additional information and details of the Merger and the Merger Agreement were previously disclosed in the joint proxy statement/prospectus filed by WesBanco with the Securities and Exchange Commission (the “SEC”) on December 11, 2014 (SEC File No. 333-200391) (the “Joint Proxy Statement/Prospectus”). Any description of the Merger Agreement is qualified in its entirety by reference to the complete copy of the Merger Agreement which is included as Annex A in the Joint Proxy Statement/Prospectus and as Exhibit 2.1 hereto and is incorporated by reference herein.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

The information disclosed in Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

In connection with the consummation of the Merger, ESB notified the Nasdaq Global Market (“Nasdaq”) that, as of the effective time of the Merger, ESB would be merged with and into WesBanco and each of the shares of ESB common stock outstanding immediately prior to the effective time of the Merger (other than those to be cancelled in accordance with the Merger Agreement) would be converted into and become exchangeable for the right to receive the Merger Consideration, and requested that Nasdaq file with the SEC a notification of removal from listing on Form 25 to report that shares of ESB’s common stock are no longer listed on Nasdaq.

Item 3.03	Material Modification to Rights of Security Holders

As the effective time of the Merger, ESB’s shareholders ceased to have any rights as shareholders of ESB and were entitled only to receive the Merger Consideration.

Item 5.01	Changes in Control of Registrant

As of the effective time of the Merger, WesBanco completed its acquisition of ESB in accordance with the Merger Agreement. In addition, immediately following consummation of the Merger, ESB Bank was merged with and into WesBanco Bank, with WesBanco Bank surviving the merger.

As previously disclosed, on October 29, 2014, ESB entered into the Merger Agreement. On January 22, 2015, the Merger Agreement was approved by the shareholders of ESB at a special meeting of shareholders.

The disclosures under Items 2.01, 3.01 and 3.03 above are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) In connection with the Merger, the Board of Directors of ESB approved and entered into a Separation Agreement among ESB, ESB Bank, Wesbanco and Wesbanco Bank and Richard E. Canonge, Senior Vice President of ESB (in addition to the Separation Agreements previously entered into with the President and the Group Senior Vice Presidents of ESB at the time the Merger Agreement was signed). The Separation Agreement specifies the amount of cash severance to be paid to the executive upon completion of the Merger, and provides for the release of claims against ESB, Wesbanco and their subsidiaries, affiliates, directors, officers, employees and others.

Item 8.01	Other Events

On February 10, 2015, WesBanco and ESB issued a joint press release announcing the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits

The following exhibits are included herewith.

Number	Description

2.1	Agreement and Plan of Merger dated October 29, 2014 by and between Wesbanco, Inc., Wesbanco Bank, Inc., ESB Financial Corporation and ESB Bank *

10.1	Separation Agreement among Wesbanco, Inc., ESB Financial Corporation, ESB Bank and Richard E. Canonge, dated January 30, 2015.

99.1	Joint Press Release issued by Wesbanco, Inc. and ESB Financial Corporation, dated February 10, 2015, announcing the consummation of the merger of ESB Financial Corporation with and into Wesbanco, Inc.

*	Incorporated by reference from the Current Report on Form 8-K filed by ESB Financial Corporation with the Securities and Exchange Commission on October 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESB FINANCIAL CORPORATION

Date: February 10, 2015	By:	/s/ Charlotte A. Zuschlag
		Name:	Charlotte A. Zuschlag
		Title:	President and Chief Executive Officer